Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERPUBLIC ANNOUNCES RESULTS AND PRORATION OF ITS TENDER OFFER FOR $250,000,000 OF ITS 7.875% SENIOR UNSECURED
NOTES DUE 2005

New York, NY (December 14, 2004) – The Interpublic Group of Companies, Inc. (NYSE: IPG) today announced the results and proration of its tender offer for up to $250,000,000 of its 7.875% Senior Unsecured Notes due 2005 (CUSIP No. 460690AK6). The tender offer expired at midnight, New York City time, on December 13, 2004.

Interpublic has been advised by the depositary that, as of the expiration date of the offer, of the $500,000,000 in aggregate principal amount of notes outstanding, approximately $394,265,000 had been validly tendered and not validly withdrawn pursuant to the tender offer.

Interpublic has accepted for purchase, at a price of $1,039.36 (which includes an early tender premium of $10) per $1,000 principal amount, $250,000,000 of the notes validly tendered and not withdrawn pursuant to the tender offer in the manner described in the offer to purchase which represents 50% of the $500,000,000 principal amount outstanding of the notes. This pricing information supersedes the pricing information in Interpublic’s press release dated December 9, 2004. Accrued and unpaid interest from the last interest payment date to, but not including, the settlement date, will be paid for the notes accepted pursuant to the tender offer. The total cash payment to purchase the notes is approximately $263,066,563.

As the tender offer is oversubscribed, the notes have been accepted on a pro rata basis. The proration factor for the notes is approximately 63.42% .

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

Payment of the tender offer consideration, accrued and unpaid interest from the last interest payment date to, but not including, the settlement date, and the early tender premium for all notes accepted pursuant to the tender offer will occur on the settlement date, which is December 14, 2004.

Interpublic has retained Citigroup Global Capital Markets Inc., J.P. Morgan Securities Inc. and UBS Securities LLC to serve as dealer managers for the tender offer, and Global Bondholder Service Corporation to serve as the information agent and the depositary.

Copies of the offer to purchase and related documents may be obtained at no charge by contacting the information agent and depositary by telephone at (866) 470-4300 (toll-free) or (212) 430-3774, or in writing at 65 Broadway – Suite 704, New York, NY 10006.

Questions regarding the tender offer may be directed to: Citigroup Global Markets Inc. at (800) 558-3745 (toll-free), J.P. Morgan Securities Inc. at (866) 834-4666 (toll-free) and UBS Securities LLC at (888) 722-9555 ext. 4210 (toll-free).

This announcement does not constitute an offer to purchase or a solicitation of an offer to sell securities. The tender offer is being made solely by the offer to purchase. In any jurisdiction where the laws require tender offers to be made by a licensed broker or dealer, the tender offer will be deemed to be made on behalf of Interpublic by the dealer managers, or one or more registered broker dealers under the laws of such jurisdiction.

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Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

About Interpublic

Interpublic is one of the world's leading organizations of advertising agencies and marketing-services companies. Major global brands include Draft, Foote, Cone & Belding Worldwide, GolinHarris International, Initiative, Jack Morton Worldwide, Lowe & Partners Worldwide, McCann Erickson, Octagon, Universal McCann and Weber Shandwick Worldwide. Leading domestic brands include Campbell-Ewald, Deutsch and Hill Holliday.

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Contact Information

General Inquiries:	Media, Analysts, Investors:	Analysts, Investors:
Julie Tu	Philippe Krakowsky	Jerry Leshne
(212) 827-3776	(212) 704-1328	(212) 704-1439

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

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